Exhibit (g)

Script for Voluntary Tender Offer

1st Step

Opening

Suggestion:

Individuals: “Good morning/afternoon, I would like to speak to Mr. XXX.”

Legal Entities: “Good morning/afternoon, I would like to speak to the person in charge of the financial department or of the company. I am <name>, of the Contact Center for Telmex’s Voluntary Tender Offer. How are you? You have been identified as possible shareholder of Embratel Participações S.A. If this is correct, you may participate in Telmex’s Voluntary Tender Offer for the acquisition of shares of Embratel Participações.”

In case the person cannot speak at the moment, schedule another call:

What is the best time for us to contact you?

2nd Step

Suggestion:

Do you confirm that you are a shareholder of Embratel Participações S.A.?

In case the client responds that he is not a shareholder, finish the call with the script:

Should you need any information regarding the Voluntary Tender Offer, please access the website www.telmex.com/opa-embratel.

In case the client is not sure about being a shareholder, finish the call with the script:

You should contact Banco Itaú, which is responsible for the custody and registration of the shares. If your name is not registered there, the bank will inform you about the documentation required for your shareholder identification.

You should act sufficiently in advance to ensure that all of your shares are registered before the Auction date, if that is your decision.

Further information is available on the website www.telmex.com/opa-embratel

Ask client if he/she needs Banco Itaú’s contact information.

Suggestion:

Telmex Solutions, a company controlled by the Mexican company Teléfonos de México is conducting a Voluntary Public Tender Offer for the acquisition of shares of Embratel Participações.

If you accept the offer, you will receive R$6.95 per 1,000 common or preferred shares to be sold. This price will be adjusted by the Taxa Referencial (TR), from May 8, 2006 up to the settlement of the Auction, on November 10.

Do you wish to receive this information by email? (spell email to avoid mistakes)

Are you a client of any brokerage firm?

If yes:

To accept the Offer, you must contact the brokerage firm of your choice and inform it that you wish to participate in the Auction. The firm will then advise you on the documentation to be submitted.

You should know that, by accepting the Voluntary Public Tender Offer with respect to all your shares, you will no longer hold any shares of Embratel Participações S.A.

If no:

To accept the Offer, you must contact the brokerage firm of your choice and inform it that you wish to participate in the Auction. The firm will then advise you on the documentation to be submitted.

If you wish, you can contact Unibanco Investshop, which will arrange for the sale of your shares and the deposit of the respective amount into your checking account.

Brokerage firms usually request the following documents:

•    Individuals: Identity Card (RG); Individual Taxpayer’s Registry Card and proof of residence

•    Legal Entities: Corporate documentation and National Registry of Legal Entities’ card (CNPJ).

You should know that, by accepting the Voluntary Public Tender Offer with respect to all your shares, you will no longer hold any shares of Embratel Participações S.A.

3rd Step

Closing

Suggestion:

We would like to inform you that the Auction will take place on November 7, 2006 at 1 PM. Do you need any further information on the Offer?

For additional information, including the Notice of Voluntary Public Tender Offer, please access the website www.telmex.com/opa-embratel or contact us at 4004-5021.

Thank you for your time and have a good day/evening.

Q&A

How much money will I receive for my shares?

Unfortunately, we do not know the exact amount, as the amount of R$6.95 per 1,000 common or preferred shares will be adjusted by the monthly Taxa Referencial - TR from May 8, 2006 until the settlement date, November 10, 2006.

The value of the Taxa Referencial can be obtained at the Central Bank’s website - www.bcb.gov.br. The TR for the month of July, for instance, was 0.23%.

Additionally, we do not know the number of shares each holder has. To obtain this information, you should contact Banco Itaú, which is responsible for the custody and registration of the shares of Embratel Participações, or the brokerage firm of your choice.

Offer Itaú’s contact information.

How can I find out whether I am a shareholder of Embratel Participações?

How can I find out how many shares of Embratel Participações I have?

You should contact the brokerage firm of your choice, or, if you do not have one, Banco Itaú, which is responsible for the custody and registration of the shares of Embratel Participações. If your name is not registered there, the bank will inform you about the documentation required for your shareholder identification.

You should act sufficiently in advance to ensure that all of your shares are registered before the auction date.

Offer Itaú’s contact information.

The price is too low. The holder wants to negotiate.

Unfortunately, there is no negotiation on the price. It is determined by Law (Lei das S.A.) and the Brazilian Securities and Exchange Commission (CVM - Comissão de Valores Mobiliários) that the price must be the same for every shareholder, in order to assure equality of treatment.

We suggest that you refer to the Valuation Report, available at www.telmex.com/opa-embratel.

What happens if I choose not to accept the Offer?

In this case, you will continue holding Embratel Participações’ shares, but as the Company’s shares may eventually stop trading on stock exchanges, you might face difficulties selling your shares in the future.

Is it mandatory to accept the Offer?

It is not mandatory to accept the Offer. You must consider this is a strategic initiative on the part of the controlling shareholder and, after the minimum necessary percentage of participation is reached, provided that the approval of the regulatory bodies is granted, the shares of Embratel Participações shall no longer be traded on the BOVESPA. In this case, if you have not accepted the Offer, you will continue holding Embratel Participações’ shares, and you might face difficulties selling your shares in the future.

When will the payment be made?

The auction will take place on November 7, 2006 at 1 pm, and the payment is estimated to be made directly in your checking account as registered with your brokerage firm on November 10, 2006.

When is the deadline to accept the Offer?

The period to accept the Offer ends at 6 pm on November 6, 2006.

Will Embratel Participações discontinue its activities?

No. In case more than 2/3 of the publicly held shares are purchased through the Offer and the regulatory bodies grant approval, the shares of Embratel Participações will no longer be traded on a stock exchange. Its operations will continue as normal.

What is Telmex?

Telmex is the leading telecommunications company in Mexico. Telmex also offers telecommunications services through its subsidiaries in Argentina, Brazil, Chile, Peru and Colombia. Further information on Telmex and the Offer is available at www.telmex.com/opa-embratel.

What is Telmex Solutions?

Telmex Solutions is a limited liability company, wholly owned by the Mexican company Telmex.

Why is Telmex conducting this Offer?

Why does Telmex want to acquire shares of Embratel Participações?

It was a strategic decision. We suggest you read the Notice of Voluntary Tender Offer for more details.

I would like to know more about Embratel Participações/Offer

Further information on Embratel Participações and this Offer is available at www.telmex.com/opa-embratel.

Itaú Contact Info:

Ask in which city the shareholder lives. If the city is not listed below, list the cities available and ask which one is best for the shareholder.

Banco Itaú’s telephone number: (11) 5029-7780

Belo Horizonte - AV. João Pinheiro 195, Subsolo - Centro - Belo Horizonte/MG - CEP 30130-180 - 31 3249 3524

Brasília - SCS Quadra 3- Edif. D´Angela, 30, Bloco A, Sobreloja - CEP 70300-500 - Centro - Brasília/DF - 61 3316 4850

Curitiba - R. João Negrão 65, Sobreloja - Centro - Curitiba/PR - CEP 80010-200 - 41 3320 4128

Porto Alegre - R. Sete de Setembro, 746 Térreo - Centro - Porto Alegre/RS CEP 90010-190 - 51 3210 9150

Rio de Janeiro - R. sete de Setembro, 99 Subsolo - Centro - Rio de Janeiro/RJ CEP 20050-005 - 21 2508 8086

Salvador - AV. Estados Unidos ,50 2º AND - (ED SESQUICENTENÁRIO) Comércio - Salvador/BA - CEP 40020-010 - 71 3319 8010

São Paulo - R. Boa Vista, 176 1º SUBSOLO - Centro - São Paulo/SP - CEP 01092-900 - 11 3247 3139